EXHIBIT 5.1

February 14, 2005

Bloorcom Corp.

1304 – 925 West Georgia Street

Vancouver, BC

V6C 3L2

We have acted as securities counsel for Bloorcom Corp., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the public offering (the "Offering") of up to 1,084,000 shares (the "Shares") of the Company's common stock, $0.001 par value (the "Common Stock"), to be sold by selling stockholders. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.  Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to references to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,

MORTON & COMPANY

/s/ Morton & Company